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                                                                    EXHIBIT 10.6
                                                                    ============

                             AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT
                                      OF
                                PAUL E. SHAMPAY


     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of September 19, 2000 by and between PAUL E. SHAMPAY ("Employee") and KAISER VENTURES INC. ("Kaiser").

                                    RECITALS

     A. Employee is currently employed by Kaiser as Vice President, Finance pursuant to that certain Employment Agreement between Employee and Kaiser dated as of January 6, 2000 (the "Employment Agreement").

     B. The intent of this Agreement is to amend and to restate the Employment Agreement and thus set forth the current agreement and understanding of Employee and Kaiser with regard to Employee's continued employment by Kaiser.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment, Positions and Duties. Kaiser hereby continues the employment of Employee upon the terms and conditions set forth in this Agreement. Employee's position with Kaiser shall be Vice President, Finance. Employee shall have the responsibilities and duties normally incident to such position, including, but not limited to, those duties and responsibilities set forth in Schedule "A" attached hereto and incorporated herein by this reference
         ============
and such other duties and responsibilities as may be reasonably assigned to him from time-to-time by Kaiser's Executive Vice President or Chief Executive Officer. Employee agrees to devote his full business time and attention to the discharge of his duties and responsibilities under this Agreement.

     2. Term. Employee's employment under the terms of this Agreement shall commence as of September 19, 2000, and shall continue until terminated as provided herein; provided, however, upon Employee's termination, Employee shall receive the severance compensation provided herein.

     3. Base Salary. Employee's initial annual base salary shall be Ninety One Thousand Dollars ($91,000).

     Prior to the first meeting of the Board of Directors in any calendar year, the Human Relations Committee of the Board will review Employee's salary and report its recommendations for any revision to the full Board at such meeting.

     4.  Bonus Program.

         a. Annual Performance Bonus. In addition to his base salary, Employee shall be entitled to participate in the bonus program of Kaiser applicable to senior executives as it may be amended from time to time. The timing, size and/or amount of any bonus awarded to Employee during the term of this Agreement will be determined annually in accordance with the

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process set forth in Paragraph 3 above for the annual base salary review and based upon the bonus program developed from time to time by the Compensation and Benefits Committee and approved by the Board of Directors. The current annual performance plan for executive officers of Kaiser was adopted by the Board of Directors on January 6, 2000, and such plan (as it may be amended from time to time for years after 2000) is incorporated herein by this reference.

          b. Long Term Incentive Plan. Employee shall be eligible to receive payments in accordance with the terms of the Long Term Transaction Incentive Plan adopted by Kaiser effective September 19, 2000.

     5. Stock Options and Other Stock Related Incentives. Employee shall be eligible for the grant of incentive stock options, non-qualified stock options and other forms of stock related incentives from time-to-time in the discretion of the Stock Option Committee of the Board of Directors. The timing, size and amount of any future stock options or other stock related incentives will be determined generally in accordance with the process used to determine the award of any bonus to Employee. The grant and exercise of the stock options and other stock related incentives shall generally be subject to and governed by the terms of an approved stock plan or stock option plan or any similar or successor option plan. However, the Stock Option Committee may award stock options, restricted stock or other stock related incentives outside an approved plan in its discretion.

     Kaiser acknowledges and agrees that all stock options granted to Employee prior to the date of this Agreement are fully vested in Employee.

     6. Other Benefits. Employee will be entitled to participate in all benefits provided by Kaiser to its employees and to senior executives in accordance with and subject to Kaiser's polices and procedures as they may exist from time-to-time, including, but not limited to, medical and dental insurance, life insurance, disability insurance, 401(k) savings plan, any pension plan, deferred compensation plan, education and seminar reimbursement, car allowance, and reimbursement of reasonable expenses for company business. These benefits shall include life insurance for the benefit of Employee with a face amount of not less than Employee's annual base salary, except that Kaiser may self-insure if insurance is not available on a commercially reasonable basis. Employee shall be entitled to three (3) weeks of paid vacation per year until Employee has been employed at Kaiser for five (5) years at which time Employee shall be entitled to four (4) weeks of paid vacation per year.

     7. Restricted Stock. Any restricted stock issued by Kaiser in lieu of cash payments in connection with Employee's base salary or any bonus, shall be subject to the terms and conditions of a stock restriction agreement which may provide, among other things, for the forfeiture of such stock in phases if Employee should voluntarily terminate his employment with Kaiser or upon Employee's termination for "cause", as defined herein.

     8. Death Benefits. In the event of Employee's death, Kaiser shall pay to Employee's personal representative or his estate, Employee's salary and benefits through the end of the month in which the death occurred plus a ratable portion of Employee's anticipated bonus for the year through the date of Employee's death. Employee's anticipated bonus shall be calculated by multiplying Employee's average percentage bonus paid over the prior five years by Employee's then annual base salary. If a bonus has been earned by Employee for the preceding fiscal year but has not yet been paid prior to the death of Employee, Employee's estate or personal representative shall be paid the full amount of the earned but unpaid bonus. In addition, Kaiser shall pay, from time to

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time, any payment that is due under the terms of the Long Term Transaction
Incentive Plan as provided in Paragraph 4(b) of this Agreement. The proceeds from any such life insurance shall be for the sole benefit of Employee's designated beneficiaries or if there are no designated beneficiaries, Employee's estate. Upon an Employee's death, all restricted stock issued to Employee for past services (e.g. bonus stock), shall immediately vest and all restricted stock initially issued for anticipated future services (e.g. salary stock) will vest ratably through the date of death. Employee's estate or personal representative shall have at least one (1) year after the date of Employee's death while in the employment of Kaiser in which to exercise all vested Stock Options.

     9. Disability Benefits. In the event of the disability of Employee for any reason, Kaiser shall continue to pay to Employee his salary and benefits less short-term disability payments until long-term disability payments are made to Employee but in no event shall such salary and benefit payments continue for longer than six (6) months from the date of disability. In addition, upon permanent disability, the vesting of all retirement and deferral compensation plans and all outstanding options, restricted stock or other stock related incentives shall continue to occur for a period of two (2) years after the date of disability in the same manner as if Employee were still employed by Kaiser during that period.

     10. Deductions. Applicable federal and state income taxes, social security contributions (FICA), Medicare contributions, medical insurance premiums and any other appropriate or customary deductions shall be withheld from any compensation paid to Employee by Kaiser.

     11. Constructive Termination. Employee shall be deemed to have been constructively discharged upon the occurrence of any of the following events:

         a. The assignment to Employee of duties materially and adversely inconsistent with Employee's positions as of the effective date of this Agreement. This includes a change in reporting responsibilities, authority including title, or responsibilities; provided, however, a lateral transfer within Kaiser or to an Affiliate shall not be deemed a constructive termination;

         b. Any requirement that Employee permanently relocate to an office more than 50 miles from the then location to which he is assigned as of the effective date of this Agreement; and

         c. Any failure to provide Employee with compensation and benefits in the aggregate on terms that are materially less favorable than those enjoyed by Employee under this Agreement immediately prior to a Material Change, or the subsequent taking of any action that would materially reduce Employee's compensation and benefits in effect at the time of the Material Change.

         then, at Employee's option, exercisable within ninety (90) days of the date Employee knew, or should have known exercising reasonable care, of the occurrence of any of the foregoing events and the expiration of any applicable cure period, Employee shall have the right to terminate his employment by written notice to Kaiser, and on the date of such termination Kaiser will pay Employee the compensation and benefits described in Paragraph 12 below.

     12. Compensation Payable Upon Actual or Constructive Termination. In the event Employee is terminated by Kaiser for any reason (including a constructive termination)

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except for death, permanent disability or for cause, as defined below, Kaiser shall pay to Employee the following compensation and Employee shall receive the following benefits as severance benefits:

          a. if the termination is effective after March 31 of any year, an amount equal to the pro rata portion of the annual performance bonus (that Employee would have been eligible to earn for the year of termination calculated by multiplying Employee's average percentage bonus paid over the prior five years (or such lesser period of time during which Employee was eligible to receive a bonus) by Employee's then annual base salary ;

          b. an amount equal to the greater of Employee's then current annual base salary or his base salary in effect on the date of this Agreement;

          c. an amount equal to one year's average annual bonus (cash and stock, but not including stock options or stock grants outside of the annual bonus) calculated by multiplying Employee's average percentage bonus paid over the prior five years or such lesser period of time during which Employee was eligible to receive bonus by the greater of Employee's then current base salary or his base salary in effect on the date of this Agreement;

          d. any payments that become due Employee under the terms of Kaiser's Long Term Transaction Incentive Plan (which payments can continue to be made to Employee beyond the date of Employee's termination in accordance with the terms of the Long Term Transaction Incentive Plan);

          e. Kaiser shall continue to provide and pay its portion of all of Employee's health, welfare, insurance and other benefits for a period of twelve
(12) months following the date of termination, including Kaiser's portion of any retirement and deferred compensation plan such as Kaiser's 401(k) plan. After such termination, Employee shall be entitled, for a period of three years to exercise his stock options as to any then vested, including any options vesting within one year of termination as provided in the next sentence, notwithstanding any other applicable provision contained in any option agreement. In addition to the foregoing related to stock options, with respect to any restricted stock or other stock related incentives, Employee shall continue to vest in such securities for a period of one-year following termination; and

          f. Employee shall have the right to participate proportionately in stock buyback or dividend distribution in proportion to shares owned together with all other shareholders.

     For purposes of this Agreement, "average percentage bonus paid over the prior five years" shall mean the average percentage bonus (cash and stock, but not including either (i) stock options or stock grants outside of the annual bonus or (ii) amounts paid under the Long Term Incentive Plan as described in 4(c) below)received by Employee for the five years preceding the year of termination (or for such lesser period in which bonus payments were received) compared to his base salary in each of those years.

     Except for payments made pursuant to the Long Term Transaction Incentive Plan, all amounts due Employee shall be payable in one lump sum or, at Employee's option, over such period of time not to exceed twelve (12) months. Employee shall have no duty to seek other employment during this period of time and there shall be no offset for any compensation paid to Employee from any other source; provided, however, if Employee is paid a consulting fee or receives compensation from Kaiser or an Affiliate of Kaiser for services actually rendered during a

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one (1) year period from the date of termination, unless otherwise agreed in writing, such amount shall be offset against the payments made or due Employee.

     13.  Possible Reduction in Certain Benefits.

          a. Except as provided in Paragraph 13(b) below, Employee shall in no circumstances receive "payments in the nature of compensation" from Kaiser which would result in "excess parachute payments" (as that term is defined in Sections 280G and 4999 of the Internal Revenue Code of 1954, as amended, or any equivalent or analogous term as shall in the future be defined in any law or regulation governing the amount of severance compensation that may be paid without penalty to an officer of a company upon a change in control of Kaiser). In the event either Employee or Kaiser shall be advised in writing by his or its counsel that Employee would receive excess parachute payments if all payments under all contacts between Employee and Kaiser were made, such opinion shall be confidentially disclosed to the other party. If it is mutually determined that such payments would trigger the excess parachute payments provisions, Employee shall receive only such compensation and benefits under his contracts with Kaiser (not to exceed those permitted without constituting excess parachute payments) which he, in his sole discretion, has designated in written notice to Kaiser. Employee shall have a minimum of thirty (30) days in which to make such written designation. In the event of a disagreement between the counsel of the respective parties as to whether a payment would result in excess parachute payments, such counsel shall jointly designate an independent tax counsel (whose fees shall be paid by Kaiser) within 10 days who shall promptly make a conclusive determination of the matter.

          b. Notwithstanding anything else to the contrary, in the event Employee is terminated pursuant to Paragraph 12 above, Employee shall have the right, in his sole discretion, to elect to receive all or any part of the compensation payable to him upon termination (or which would have been due under Paragraph 12 but for a previous election under Paragraph 13(a)) without regard to whether any such amounts may constitute "excess parachute payments." If Employee fails to provide Kaiser a written designation within thirty (30) days, he shall be presumed to have elected to receive all compensation and benefits due him without regard to whether any such compensation or benefits shall constitute "excess parachute payments."

          c. Nothing in this Paragraph 13 shall be construed or deemed to be a forfeiture of any compensation or benefits that Employee may elect not to accelerate due to any concern about the receipt of "excess parachute payments."

     14. Termination For Cause. If Kaiser elects to terminate Employee's employment for cause (as defined below), Employee's employment will terminate on the date fixed for termination by Kaiser and thereafter Kaiser will not be obligated to pay Employee any additional compensation, other than the compensation due and owing up to the date of termination and as may be required by law. After such termination, Employee shall be entitled, for a period of one hundred twenty (120) days, to exercise any stock options or other stock related incentives that are vested as of the date of termination.

     15. Definition OF "Cause." "Cause" for the purposes of this Agreement shall mean any of the following:

          a. Willful breach by Employee of any provision of this Agreement, provided, however, if the breach is not a material breach, Kaiser shall give Employee written notice of such breach and Employee shall have thirty (30) days in which to cure such breach. No written notice or

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cure period shall be required in the event of a willful and material breach of this Agreement by Employee;

       b. Gross negligence or dishonesty in the performance of Employee's duties or responsibilities hereunder;

       c. Engaging in conduct or activities or holding any position that materially conflicts with the interest of, or materially interferes with Employee's duties and responsibilities to Kaiser or its Affiliates; or

       d. Engaging in conduct which is materially detrimental to the business of Kaiser or its Affiliates.

  16. Voluntary Termination. Employee's employment by Kaiser may be terminated at any time upon the parties' mutual written agreement or voluntarily by either party upon prior written notice to the other. Upon termination of Employee by Kaiser for any reason (including a constructive termination) except for death, permanent disability or for cause, Employee shall receive the compensation and benefits set forth in Paragraph 12 of this Agreement. In the event of a mutual written agreement, Employee's severance benefits shall be as set forth in such agreement. In the event of Employee's voluntary termination of employment, Kaiser shall not be obligated to pay Employee any additional compensation, other than the compensation due and owing as through the date of termination and as may be required by law, as well as any bonus amounts that become due Employee under the terms of Kaiser's Long Term Transaction Incentive Plan (which payments can continue to be made to Employee beyond the date of Employee's termination in accordance with the terms of the Long Term Transaction Incentive Plan). After such termination, Employee shall be entitled for a period of one hundred twenty
(120) days to exercise any stock options or other stock related incentives that are vested as of the date of termination.

  17.  Confidentiality.

       a. Employee's Obligations. Employee agrees that (a) except as provided in this Agreement Employee shall maintain the confidential nature of any Proprietary Information received or acquired by him, and (b) Employee shall use such Proprietary Information solely for the purpose of meeting his obligations under this Agreement and not in connection with any other business or activity. "Proprietary Information" means all oral, written or recorded information about or related to Kaiser or any of its Affiliates or its or their technology, assets, liabilities, or business, whether acquired before or after the date hereof, and regardless of the manner in which it is acquired, together with any documents or other materials prepared by Employee which contain or reflect such information. After termination of employment upon demand of Kaiser, Employee agrees to return or destroy any and all materials containing any Proprietary Information.

       b. Kaiser's Obligations. Kaiser agrees that it shall maintain and provide information regarding Employee in accordance with generally accepted industry and business practices.

       c. Limitations on Confidential Obligations and use Restrictions. The restrictions in Paragraph 17(a) above do not apply to information which Employee can demonstrate (i) is then in the public domain by acts not attributable to such disclosing party or (ii) is hereafter received on an unrestricted basis by such Employee from a third party source who, to Employee's knowledge after due inquiry, is not and was not bound by confidentiality obligations to Kaiser or

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any Affiliate thereof. In addition, Employee and Kaiser are permitted to disclose any Proprietary Information as necessary in the defense or prosecution of any legal action.

     d. Actions if Disclosure Required. If Employee is required by law to make any disclosure otherwise prohibited hereunder, such party shall use its best efforts to provide the other with prompt prior notice where possible so that (a) the other party (with the reasonable cooperation of the party required to make such disclosure) may seek an appropriate protection order or other remedy and/or (b) the parties can seek in good faith to agree on the appropriate scope and approach to disclosure. If a protective order or other remedy is not obtained, the party required to make such disclosure may furnish only that portion of information protected hereby which it is legally compelled to disclose and shall use its reasonable efforts to obtain confidential treatment for all information so disclosed.

     e. Injunction. Each party agrees that remedies at law may be inadequate to protect against breach of this Paragraph 17, and hereby agrees to the granting of injunctive relief without proof of actual damage.

 18. Indemnification. Kaiser agrees to indemnify employee in accordance with the Indemnification Agreement between Employee and Kaiser dated January 15, 2000.

 19. Arbitration of Disputes. If Employee and Kaiser cannot resolve a dispute (whether arising in contract or tort or any other legal theory, whether based on federal, state or local statute or common law and regardless of the identities of any other defendants) that in any way relates to or arises out of this Agreement, the termination of Employee's employment relationship with Kaiser or any Affiliate thereof, (without limiting the generality of any other Paragraph herein), then such dispute shall be settled as follows:

     a. Kaiser and Employee agree to jointly select a judicial officer who is affiliated with the Judicial Arbitration and Mediation Service, or such other equivalent organization as Kaiser and Employee may mutually select, to act as the trier of fact and judicial officer in such dispute resolution;

     b. If Kaiser and Employee are unable to agree upon a particular judicial officer, then the decision shall be made by the chief executive officer of the Judicial Arbitration and Mediation Service, after consulting with Kaiser and Employee;

     c. Kaiser and Employee shall have the same rights of discovery as if the dispute were being resolved in the Superior Court of the State of California. However, the judicial officer shall, on his own motion, or the request of either Kaiser or Employee, have the authority to extend or reduce the time periods therefore; and,

     d. The judicial officer serving hereunder shall be designated as a referee under the provisions of Title VIII, Chapter 6 of the California Code of Civil Procedure (Sections 638 through 645. 1, inclusive). Payment for the services of the judicial officer and the rights and procedure of appeal, and/or other review of the decision, shall be made as provided in such sections.

     The judicial officer shall have the right to grant injunctive relief, specific performance and other equitable remedies.

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     20.  Miscellaneous.

          a. Entire Agreement; Amendments. This Agreement and the exhibits attached hereto state the entire understanding and agreement between the parties with respect to its subject matter as of the date of this Agreement and may only be amended by a written instrument duly executed by Employee and Kaiser.

          b. Assignment. This Agreement and the rights and obligations of Employee may not be sold, transferred, assigned, pledged or hypothecated by Employee.

          c. Non-waiver. Failure to insist upon strict compliance with any provision of this Agreement or the waiver of any specific event of non-compliance shall not be deemed to be or operate as a waiver of such provision or any other provision hereof or any other event of non-compliance.

          d. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Kaiser, its successors and assigns and, Employee's heirs, successors, and legal or personal representatives.

          e. Headings. The headings throughout this Agreement are for convenience only and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

          f. Context. Whenever required by the context, the singular shall include the plural, the plural the singular, and one gender such other gender as is appropriate.

          g. Notices. All notices, request, demands, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered or sent by certified United States mail, postage prepaid, with return by certified requested, addressed to the parties as follows:



             Kaiser Ventures Inc.
             3633 E. Inland Empire Blvd., Suite 850
             Ontario, CA  91764
             Attn:  General Counsel

             Paul Shampay
             41764 Corte Lara
             Temecula, CA  92592


          h. Costs. In any action taken to enforce the provisions of this Agreement, the prevailing party shall be reimbursed all reasonable costs incurred in such legal action including reasonable attorney's fees in such action.

          i. Severability. If any provision or clause of this Agreement, as applied to any party or circumstances shall be adjudged by a court to be invalid or unenforceable, said adjudication shall in no manner effect any other provision of this Agreement, the application of such provision to any other circumstances or the validity or enforceability of this Agreement.

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          j. Definition of Affiliate. The term "Affiliate" for purposes of this
Agreement shall mean any person or entity now or hereafter in control, controlled by or in common control with Kaiser. It shall also include any direct or indirect subsidiary of such Corporation and any company in which Kaiser has more than a ten percent (10%) ownership interest.

          k. Acknowledgment Regarding Iso's. Employee acknowledges that he is responsible for the tax consequences of all severance compensation he may receive and that certain actions may need to be taken by Employee within limited periods of time to preserve the tax status of any incentive stock options. Kaiser makes no representation or warranty that any past or future grant of a stock option to Employee qualifies as an incentive stock option.

          l. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective as of the day and year first written above not withstanding the actual date of signature.


"Employee"                                  "Kaiser"
Paul E. Shampay                             Kaiser Ventures Inc.


/s/ Paul E. Shampay                         By:  James F. Verhey
---------------------------                      -------------------------------
Paul E. Shampay                                  James F. Verhey,

                                                 Executive Vice President - CFO


                                            By:  /s/ Todd G. Cole
                                                 -------------------------------
                                                 Todd G. Cole, Chairman,
                                                 Human Relations Committee

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                                 SCHEDULE "A"
                                 ============

                                PAUL E. SHAMPAY
                            VICE PRESIDENT, FINANCE


     This position will report to the Executive Vice President & CFO.

Responsibilities:

     This position has the responsibility to manage all accounting, tax, insurance and treasury functions for Kaiser, its subsidiaries and it joint ventures; to assist the CFO in representing Kaiser with all outside entities coming under the purview of corporate finance; to assist CFO and General Counsel in ensuring that all SEC reporting requirements are mat in a satisfactory and timely manner; to assist the CFO in managing the investor relations function; to manage Kaiser's annual budget and capital plan processes; to manage Kaiser's internal financial reporting; to manage Kaiser's annual audits by the Outside Independent Accountants, to manage Kaiser's insurance program; to manage all the human resource and employee benefits functions; and to manage Kaiser's computer, communication and office equipment systems and software. These duties include the following:

     . Manage all aspects of the accounting and treasury functions of Kaiser, its subsidiaries and joint ventures, employing Generally Accepted Accounting Procedures.
     .  Manage Kaiser's annual budget and capital plan processes.
     . Manage the annual audit and all audit procedures with outside auditors. . Assist CFO and General Counsel regarding all SEC reporting and disclosure issues.
     . Assist CFO in managing and oversee all financial aspects of SEC compliance.
     . Assist CFO in managing Kaiser's financial analysis and modeling function.
     . Assist CFO in managing the investor relations program, and shareholder/investor communications.
     .  Assist CFO in managing all tax planning and reporting.
     .  Manage all Company debt/lender compliance and reporting requirements.
     .  Manage all insurance programs.
     . Manage and oversee all human resource functions to include employee benefits.
     . Manage and oversee Kaiser's computer, communication and office equipment systems and software.

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